SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2008
ELI LILLY AND COMPANY
(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation)	001-06351 (Commission File Number)	35-0470950 (I.R.S. Employer Identification No.)

Lilly Corporate Center Indianapolis, Indiana (Address of Principal Executive Offices)	46285 (Zip Code)
Registrant’s telephone number, including area code: (317) 276-2000
No Change

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangement
On April 21, 2008, the shareholders approved amendments to the company’s 2002 Lilly Stock Plan (the “Plan”). Under the Plan, all employees of the company are eligible to participate. The Compensation Committee of the board (the “Committee”) may make grants to officers and employees at its discretion. The Plan authorizes the grant of up to 80,000,000 shares plus unused shares under prior shareholder-approved stock plans.
The Committee may grant stock options, stock appreciation rights, performance awards, including shareholder value awards, restricted stock grants, and stock units to employees. The Board may grant stock options under the Plan to nonemployee directors. The Plan is designed to maximize the deductibility of stock options and performance awards under section 152(m) of the Internal Revenue Code of 1986, as amended.
The adopted amendments to the plan include the following:
•	extend the term of the Plan by eight years (from 2012 to 2020)

•	increase the number of shares that may be granted during the life of the Plan by 39,000,000 to 119,000,000 shares, plus approximately 5 million shares that were available under the previous shareholder-approved plan (the 1998 Lilly Stock Plan) at the time that plan terminated in April 2002

•	clarify the circumstances under which unused shares from expired or terminated grants may be added back to the Plan for future grants

•	eliminate or decrease share limits on certain types of grants that may be made under the Plan in the aggregate

•	raise share limits on certain types of grants that may be made to individuals

•	eliminate dollar-denominated performance awards

•	allow stock units to be paid in cash

•	miscellaneous clarifications to Plan language.
A copy of the amended Plan is attached as Exhibit 99.1 to this Form 8-K.
Item 5.03 Amendment to Bylaws
On April 21, 2008, the shareholders approved amendments to the company’s articles of incorporation to provide for election of directors by a majority of the votes cast. Previously, directors were elected by a plurality of the vote. The board of directors approved related amendments to sections 2.3 and 2.6 of the company’s bylaws, effective upon approval by the shareholders of amendments to the articles of incorporation. The primary purpose of the amendments is to require a director who receives less than a majority of the votes cast for his or her election to offer to resign immediately.
The amended bylaws state that once such a director tenders his or her resignation, the Directors and Corporate Governance Committee of the board will make a recommendation to the board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Directors and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.
If an incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee fails to receive the required vote and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy or decrease the size of the Board of Directors.
These provisions do not apply in a contested election — an election where the number of nominees exceeds the number of directors to be elected — in which case, directors shall be elected by the vote of a plurality.
A copy of the amended and restated bylaws is attached as Exhibit 99.2 to this Form 8-K, and a copy of the amended and restated articles of incorporation is attached as Exhibit 99.3.
Item 9.01. Exhibits

Exhibit Number	Description
99.1	Amended 2002 Lilly Stock Plan
99.2	Amended and Restated Bylaws as of April 21, 2008
99.3	Amended and Restated Articles of Incorporation as of April 21, 2008
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELI LILLY AND COMPANY (Registrant)
By:	/s/ Derica W. Rice
	Name:	Derica W. Rice
	Title:	Senior Vice President and Chief Financial Officer

Dated: April 24, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Amended 2002 Lilly Stock Plan
99.2	Amended and Restated Bylaws as of April 21, 2008
99.3	Amended and Restated Articles of Incorporation as of April 21, 2008

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